Exhibit 99.1

Ronald Fon (Optimus Asset Management): For the purposes of the Safe Harbor provisions and the Private Securities Litigation Reform Act of 1995, our statements today may include certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are based upon among other things, assumptions made by the information currently available to the management, including management’s own assessment of Superclick’s industry and competitive landscape.

Now for opening remarks and introductions, I’d like to turn the conference over to Mr. Sandro Natale, CEO of Superclick, Inc. Please go ahead, sir.

Sandro Natale: Thank you. Good afternoon and welcome. I am Sandro Natale, Chief Executive Officer of Superclick. With me here today is Mr. Jean Perrotti, the company’s Chief Financial Officer.

Jean will give an overview of the numbers for the second quarter of fiscal 2007. I will then give a brief market overview and synopsis of the industry and our company’s performance, and then we’ll open the call to questions you may have.
At this point, I would like to turn the call over to Jean.

Jean Perrotti: Thank you, Sandro, and good afternoon everyone.
Net sales for the quarter ended April 30, 2007 were $1,237,649 compared to $907,809 for the comparable period a year ago, an increase of approximately $330K or 36.3%.

Overall gross profit margin for the quarter was 55.6% as compared to 47.5% of the prior year’s quarter.

Operating expenses decreased $72,730 to $486.5K for the three months ended April 30, 2007 from $559,261 for the same period one year ago, a decrease of approximately 13%.

Net income for the quarter was $54,001 compared to a loss of $534,710 for the second quarter of last year, an increase of approximately 111.2%.

For the six months ended April 30, 2007, net sales increased $429,334 from $1,570,000 to just under $2Million; an increase of 27.3%.

Overall gross profit margin for the six-month period was 53.0% compared to 40.7% a year ago.
Operating expenses for the six-month period ended April 30, 2007 decreased $416.7K to 845,107 from 1,261,789 in the prior period; a 33% decrease. Operating expenses as a percentage of sales decreased to 39.3% from 61.6% for the quarter and to 42.3% from 80.4% for the six months ended April 30, 2007.

Net income for the first half of fiscal 2007 was a loss of $7,470 compared to a loss of $1,271,204 in the comparable period of last year, an increase of approximately 99.4%

I would like to now speak for a few moments towards our balance sheet, and in particular, our convertible debenture with Chicago Venture Partners. This, and the potential for substantial dilution to our capital structure, has been an understandably considerable source of questions and concern to many of our shareholders and those considering becoming shareholders of our company. Our Chairman, Todd Pitcher also addressed this issue to a large extent with those in attendance at our Annual Shareholder’s meeting held in Montreal this past April.

We closed the $2.25 million financing in August of 2005 and it was a critical infusion of capital at that point for our company. We were in the midst of initiating wholesale changes in our business internally that we needed to create an opportunity to build a sustainable and viable business model. We invested in our business throughout 2006 and made several key strategic changes that have made us a better and stronger business today.

In addition to the key changes we have made, which have brought about stronger operating margins and a reduction of SG&A that we reported last week, we also have seen stronger cash flows in large part by increased customer support revenue and from the master license agreement that we closed with Swisscom January of 07. As a consequence of strengthening of our cash flow, we have been able to increase the pace of our payments in terms of principal and interest on the debenture.

To date, Chicago Venture Partners has been a great partner and they have honored our requests to refrain from substantial conversion of their debt to equity.

It is important to us, and our shareholders that we continue to work with CVP to convert as little debt to equity as possible. We have communicated to CVP that as our cash flow continues to improve, that we will pay down the principal of the debenture as aggressively as we possibly can. We are also working with CVP to restructure the conversion terms of the debt so that we can provide our shareholders with more assurance and transparency as to our payment plan for the debt. We expect to be able to make a joint statement to this end within the next 30 days.

Now, I’ll turn the call back over to Sandro.

Sandro Natale: Thank you Jean. In the second fiscal quarter, we continued to show improving financial performance which I believe is a strong validation of both our business model and our commitment to delivering value to our customers.

Our market and business development approach continues to be customer-centric and customer-driven. Rather than move in the direction that many of our competitors have, toward developing a “triple-play” approach, we have continued to focus on connectivity and the management of data through the customer’s IP network. Our objective has been to add more product depth, network manageability and network transparency for our customers. This advanced IP management will enable our customers to offer a higher quality of service for their guests.

The first six months of this year have been exciting for us on many fronts. As Jean noted earlier, our financial performance to date on a quarter and six-month basis over last year is much improved. We are achieving a substantially higher level of operational efficiency in running our business. And, as I will discuss in a few moments, our opportunities on the business development front are promising.

One of the keys to our business success is our customer support business. As many of you on this call are aware, we own and operate a 24x7x365 customer support center where we provide level one through level three support for both our SIMS platform as well as certain 3rd party gateways . Over the past year we have increased our total number of rooms under management to approach the 100,000 room milestone. Consequently, we have seen the recurring revenue contribution from customer support strengthen our monthly cash flow, and we are committed to continuing to grow that component of our business.

We recently announced a million dollar plus customer support contract from a major telecom carrier that is spread out over the next four years that validates the progress we are making with our customer support business and validates our value proposition.

Our HSIA business is making great strides. We continue to grow our footprint with the world’s leading brands with key installs over the quarter and past six months with the InterContinental Hotel Group. We are now one of the three approved HSIA providers for the Four Seasons brand. We are currently in discussions with several other leading global brands that we hope to announce over the second half of the year, this will demonstrate further expansion of our brand footprint as well as expansion into other key growth markets around the world.

I believe that one of the key reasons for our continued success in the HSIA IP management is the depth of our product offering. We have heard this from our customers and our competitors. Our MAMA application provides a centralized unparalleled monitoring and reporting capability to our customers and in a market where JD Powers reports that the number one hotel guest complaint is the quality of Internet service, we are confident with our proactive monitoring approach we are well positioned.

I mentioned above that our approach to the market has been very customer-driven. What I mean by this comment is that we believe as a solution provider we should focus on where our customers’ pains are and develop solutions that directly address those pains. Our suite of HSIA products addresses the “pain” of guest complaints about Internet service while providing our customers with a stronger, more manageable and more efficient IP management solution.
Another area of pain that our customers are feeling right now is the fact that many of their legacy networks are outdated and desperately need to be upgraded, but finding the budget to do so is not an easy task. We have responded to this pain in two ways.

First, we announced earlier this year that we have developed a Technology Assessment Program (TAP) that is aimed at providing our customers with critical knowledge and understanding of their IP networks. We continue to get a strong response from our customers that the TAP program is both timely and a value-add. Moreover, it sends a message that we are committed to providing tools and resources to our customers that meet their direct needs.

Second, we are in the midst of several successful trials with our new Media Distribution System (MDS) application. Our hotel customers have been frustrated by the lack of visibility and “stickiness” that their branded landing pages have achieved. In a typical guest experience, the guest accepts the terms and conditions of Internet service and then surfs away from the hotel’s landing page as fast as they can to their Internet destination of choice. This is a lost opportunity for the hotel to further extend their brand, loyalty programs and other key messaging to the guest.

Our MDS acts as a “meta-browser” that scrolls non-invasively across the Internet screen of the guest browser which enables the hotel to “push” targeted content to the guest. We call this the “iFrame”. What is key to the success of the iFrame and MDS application is that its presence does not impede the guest’s Internet surfing experience. Through our trials we believe that we have struck the right balance to the iFrame experience and distribution throughout the hotel IP network.

The MDS application is powerful on a number of levels. As noted above, it enables our customers to recapture the opportunity to extend their branded messaging to the guest. In addition, it provides our customers with the opportunity to leverage their IP network and guest surfing traffic to generate an entirely new revenue stream, thereby turning the hotel or convention center network from a cost center to a profit center.

One of our objectives in the development of our MDS application is to provide our customers with a means to subsidize the much needed investments that our TAP program recommends they make to their networks and to providing a truly world-class guest experience.

The investments we have made to become the world’s leading IP management business are showing success. We still have many challenges ahead of us, but our suppliers and customers are validating our model every day. The industry recognizes our value-add, and we are fulfilling their needs. We are confident that we will continue to increase our market share on a global basis.

As I noted previously, the feedback that we are getting on our MDS application trials and demonstrations has been nothing short of promising and we look forward to announcing installs and deployments of the MDS product over the second half of the year.

I would like to close by stating that we have made significant progress both in terms of financial and operational performance and we remain committed to executing our business model, adding value for our customers and adding value to our shareholders. Thank you for your interest in our business.

I would now like to open the floor for any questions.